Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-259217) on Form S-3ASR, (No. 333-264901) on Form S-4, and (No. 333-258653) on Form S-8 of our report dated February 15, 2024, with respect to the consolidated financial statements of GXO Logistics, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
February 15, 2024